Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Nos. 333-189057) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8, the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp., and the Registration Statement (No. 333-189057-01) on Form S-3 of Retail Opportunity Investments Partnership, LP of our reports dated December 10, 2013, relating to (1) our audit of the Statement of Revenues and Certain Expenses of Crossroads Shopping Center, for the year ended December 31, 2012 and (2) our audit of the Statement of Revenues and Certain Expenses of Five Points Plaza, for the year ended December 31, 2012, each as included in this Current Report on Form 8-K.

/s/ PKF O'Connor Davies
A Division of O'Connor Davies, LLP

New York, New York
December 10, 2013